Exhibit 1

Safe Bulkers, Inc. Announces a Two-Year Time Charter with a Forward Delivery Date for a Kamsarmax Newbuild Vessel at $13,250 Gross Daily Rate

ATHENS, GREECE - October 7, 2011 – Safe Bulkers, Inc. (the “Company”) (NYSE: SB), announced today that it has entered into a new period time charter for a 82,000 dwt, Chinese built, Kamsarmax class vessel, for a duration of 24 to 27 months, with a forward delivery date within the second or the third quarter of 2012, at a gross daily charter rate of $13,250, less 4.75% total commissions. The charter is expected to commence upon delivery from the shipyard.

As of today, the contracted employment of fleet ownership days for the full year 2011, 2012 and 2013 is 94%, 64% and 57% respectively. Contracted employment includes vessels which are scheduled to be delivered to us in the future.

Dr. Loukas Barmparis, President of the Company, said: “The new two-year time charter secures employment for one of our Chinese newbuild Kamsarmax class vessels and expands our charter coverage for the coming two years.”

About Safe Bulkers, Inc.

The Company is an international provider of marine drybulk transportation services, transporting bulk cargoes, particularly coal, grain and iron ore, along worldwide shipping routes for some of the world’s largest users of marine drybulk transportation services. The Company's common stock is listed on the NYSE, where it trades under the symbol “SB”. The Company’s current fleet consists of 17 drybulk vessels, all built post-2003, and the Company has contracted to acquire 10 additional drybulk newbuild vessels to be delivered at various times through 2014.

Forward-Looking Statement

This press release contains forward-looking statements (as defined in Section 27A of the Securities Exchange Act of 1933, as amended, and in the Section 21E of the Securities Act of 1934, as amended) concerning future events, the Company’s growth strategy and measures to implement such strategy, including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the demand for drybulk vessels, competitive factors in the market in which the Company operates, risks associated with operations outside the United States and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For further information please contact:

Company Contact:

Dr. Loukas Barmparis

President
Safe Bulkers, Inc.

Athens, Greece

Telephone: +30 210 899 4980

E-Mail: directors@safebulkers.com

Investor Relations / Media Contact:

Nicolas Bornozis

President

Capital Link, Inc.

230 Park Avenue, Suite 1536

New York, N.Y. 10169

Tel.: (212) 661-7566

Fax:  (212) 661-7526

E-Mail: safebulkers@capitallink.com